Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact: Bill Ulland	For Immediate Release
Chairman, President & CEO	February 19, 2013
(218) 628-2217

STRONG FOURTH QUARTER LIFTS IKONICS

IKONICS Corporation (NASDAQ: IKNX), a Duluth-based imaging technology company, reported a strong 2012 fourth quarter. Sales were up 8% and earnings, at $0.14 per share, were 109% higher than the fourth quarter of 2011 The Company ended 2012 with record sales of $17,312,000 — a 3% increase over 2011. Earnings for the year ended up at $0.35 per share — essentially the same as 2011.

Bill Ulland, IKONICS CEO said: “Our patient investment in DTX and Micro-Machining technologies continues to depress earnings, but I believe we now are beginning to see the payoff, particularly with our Micro-Machining customers in the aerospace industry.

“In addition to ongoing business related to the Boeing 747-8, we have received a blanket order associated with the Airbus A350, which we expect to grow as the A350 is placed into production. We also have orders beginning early in 2013 for acoustic liners from a major jet engine manufacturer; I anticipate that this product line will grow during the year,” he said. “Consequently, we are expanding our manufacturing capability, adding both equipment and people. I believe that these exciting developments not only portend a profitable business for Ikonics but also are a validation of our unique technology by a very sophisticated industry.”

“During the year we also invested significantly in strengthening our patent position for both Micro-Machining and DTX,” he continued.  “Our domestic screen print market was a star performer in 2012, with sales up 7% over last year while competing in a difficult market.”

Ulland noted: “During the fourth quarter of 2012 we paid a $1.00 per share, one-time special cash dividend, amounting to approximately $2,000,000.  We currently have cash and short-term investment of $2.4 million versus $3.9 million at the end of the third quarter of 2012, and we continue to generate a strong cash flow. I believe our current cash and its projected growth is more than sufficient to meet our growth plans. We have no long-term debt.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products and new business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace industry, unexpected production delays by customers using the Company’s products, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF INCOME

For the Three Months and Twelve Months Ended December 31, 2012 and 2011

	Three Months Ended		Twelve Months Ended
	12/31/12	12/31/11	12/31/12	12/31/11
Net sales	$4,524,468	$4,178,419	$17,312,407	$16,780,262

Cost of goods sold	2,641,347	2,469,645	10,367,563	10,070,852

Gross profit	1,883,121	1,708,774	6,944,844	6,709,410

Operating expenses	1,456,944	1,451,114	5,911,963	5,683,406

Income from operations	426,177	257,660	1,032,881	1,026,004

Interest income	2,673	3,882	12,050	17,253

Income before income taxes	428,850	261,542	1,044,931	1,043,257

Income tax expense	143,708	124,850	351,000	345,000

Net income	$285,142	$136,692	$693,931	$698,257

Earnings per common share-diluted	$0.14	$0.07	$0.35	$0.35

Average shares outstanding-diluted	1,994,802	1,989,106	1,990,847	1,986,041

CONDENSED BALANCE SHEETS

As of December 31, 2012 and 2011

	12/31/12	12/31/11
Assets
Current assets	$7,417,041	$8,404,194
Property, plant and equipment, net	5,461,878	5,436,902
Intangible assets	305,357	326,362
	$13,184,276	$14,167,458
Liabilities and Stockholders’ Equity
Current liabilities	$1,023,531	$838,915
Deferred income taxes	366,000	338,000
Long term debt	—	—
Stockholders’ equity	11,794,745	12,990,543
	$13,184,276	$14,167,458

CONDENSED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended December 31, 2012 and 2011

	12/31/12	12/31/11
Net cash provided by operating activities	$1,181,950	$793,532

Net cash used in investing activities	(171,725)	(288,881)

Net cash provided by (used in) financing activities	(1,909,447)	71,131
Net increase (decrease) in cash and cash equivalents	(899,222)	575,782

Cash and cash equivalents at beginning of period	1,867,165	1,291,383

Cash and cash equivalents at end of period	$967,943	$1,867,165